                                                                     EXHIBIT 12

                 MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                 ------------------------------------------
               Computation of Ratio of Earnings to Fixed Charges
                   (In Thousands, Except Ratios)

                                                                     Year Ended Last Friday in December
                                              -----------------------------------------------------------------------------------
                                                 1993              1992              1991              1990              1989
                                              -----------      -----------        -----------       -----------       -----------
                                              (53 weeks)       (52 weeks)         (52 weeks)        (52 weeks)        (52 weeks)
Pretax earnings (loss)                        $2,424,808       $1,621,389         $1,017,418        $  282,328        $ (158,386)

Deduct equity in undistributed
  net earnings of unconsolidated
  subsidiaries                                   (13,029)         (12,913)           (10,677)           (9,429)          (23,292)
                                              -----------      -----------        -----------       -----------       -----------
Total pretax earnings (loss)                   2,411,779        1,608,476          1,006,741           272,899          (181,678)
                                              -----------      -----------        -----------       -----------       -----------
Add:  Fixed charges:
        Interest                               6,008,511        4,822,711          5,073,824         5,343,107         5,351,027

        Amortization of debt expense               3,921            4,232              4,366             3,890             5,785

        Capitalized interest                           -                -                929               555             5,886
                                              -----------      -----------        -----------       -----------       -----------
            Total interest                     6,012,432        4,826,943          5,079,119         5,347,552         5,362,698

      Interest factor in rents                   141,654          141,546            141,438           135,038           124,104
                                              -----------      -----------        -----------       -----------       -----------
Total fixed charges                            6,154,086        4,968,489          5,220,557         5,482,590         5,486,802
                                              -----------      -----------        -----------       -----------       -----------
Pretax earnings before fixed charges
  (excluding capitalized interest)            $8,565,865       $6,576,965         $6,226,369        $5,754,934        $5,299,238
                                              ===========      ===========        ===========       ===========       ===========
Ratio of earnings to fixed charges                  1.39             1.32               1.19              1.05                (A)
                                              ===========      ===========        ===========       ===========       ===========

(A) In 1989, pretax earnings before fixed charges were inadequate to cover fixed charges by $187,564.